Exhibit 15

April 18, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 18, 2008 on our review of interim financial information of Honeywell International Inc. (the “Company”) for the three month periods ended March 31, 2008 and 2007 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 is incorporated by reference in its Registration Statements on Form S-3 (No. 033-55425, 333-22355, 333-49455, 333-68847, 333-74075, 333-34760, 333-86874, 333-101455 and 333-141013), Form S-8 (No. 033-09896, 033-51455, 033-55410, 033-58347, 333-57515, 333-57517, 333-57519, 333-83511, 333-49280, 333-57868, 333-105065, 333-108461, 333-136083, 333-136086, 333-146932 and 333-148995) and on Form S-4 (No. 333-82049).

Very truly yours,

/s/ PricewaterhouseCoopers LLP